SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Walter Industries, Inc.
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(Name of Registrant as Specified In Its Charter)

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March 31, 2006

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Walter Industries, Inc. (the “Company”) to be held at 10:00 A.M., local time, on Wednesday, April 26, 2006 at the Hyatt Regency Tampa, 211 N. Tampa Street, Tampa, Florida 33602. The enclosed Notice of Meeting and Proxy Statement details the business to be conducted.

     The Board of Directors urges you to vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.

     Thank you for your continued support of Walter Industries, Inc.

Sincerely,

GREGORY E. HYLAND
Chairman, President and Chief Executive Officer

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 26, 2006
____________________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walter Industries, Inc. (the “Company”), a Delaware corporation, will be held on Wednesday, April 26, 2006 at 10:00 A.M., local time, at the Hyatt Regency Tampa, 211 N. Tampa Street, Tampa, Florida 33602, for the following purposes:

1.	to elect eight members to the Board of Directors to serve for the ensuing year;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2006;

3.	to approve the Walter Industries, Inc. Executive Incentive Plan; and

4.	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     Only stockholders of record at the close of business on March 3, 2006 are entitled to notice of and to vote at the Annual Meeting.

     The Annual Report of the Company for the year ended December 31, 2005 is enclosed.

     The mailing address of the principal executive offices of the Company is Post Office Box 31601, Tampa, Florida 33631-3601.

     Your attention is invited to the Proxy Statement on the following pages.

By Order of the Board of Directors

VICTOR P. PATRICK
Secretary

Tampa, Florida
March 31, 2006

WALTER INDUSTRIES, INC.
4211 W. Boy Scout Blvd.
Tampa, Florida 33607

_____________________

PROXY STATEMENT
_____________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Walter Industries, Inc. (the “Company”) of proxies for the Annual Meeting of Stockholders of the Company to be held on April 26, 2006 at 10:00 A.M., local time, at the Hyatt Regency Tampa, 211 N. Tampa Street, Tampa, Florida 33602, and any adjournments thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

THE PROXY

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail, the Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Company may use the services of its officers and other employees of the Company who will receive no compensation for their services, other than their regular compensation, to solicit proxies personally, by telephone or by facsimile transmission.

     This Proxy Statement and enclosed proxy is first being mailed to stockholders on or about March 31, 2006.

     The close of business on March 3, 2006 has been fixed by the Board of Directors as the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date there were issued and outstanding 41,962,572 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock held. The presence in person or by proxy of a majority of the shares of Common Stock issued and outstanding on the Record Date is required for a quorum. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve the proposal regarding the election of directors, to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2006, and to approve the Walter Industries, Inc. Executive Incentive Plan.

     If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify in the proxy how the shares are to be voted, the shares will be voted FOR the election of the director nominees named in this Proxy Statement; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2006; and FOR the approval of the Walter Industries, Inc. Executive Incentive Plan.

     A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by giving written notice or by giving a later proxy, in either case delivered by mail to the Secretary of the Company and effective upon receipt by the Company. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     IN ORDER THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AT THIS MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY OR VOTE BY INTERNET OR TELEPHONE PROMPTLY.

PROPOSAL ONE
ELECTION OF DIRECTORS

     The Board of Directors currently has nine members, each to serve until the Annual Meeting and until his successor shall have been elected and qualified. Two current members, Mr. Donald N. Boyce and Mr. Neil A. Springer, will not be standing for re-election at the Annual Meeting but will serve the remainder of their term.

NOMINEES

     Eight directors are to be elected at the Annual Meeting. The eight nominees for election as directors are named below. Each nominee is currently a member of the Board, with the exception of Mr. Patrick A. Kriegshauser who is a nominee for election by the shareholders upon the recommendation of the Nominating and Corporate Governance Committee. Mr. Joseph B. Leonard and Mr. Mark J. O’Brien were appointed to the Board effective June 23, 2005 upon the recommendation of the Nominating and Corporate Governance Committee. Mr. Leonard and Mr. O’Brien had been recommended to the Nominating and Corporate Governance Committee by third-party consulting firms retained to identify and evaluate possible new candidates. Mr. Kriegshauser had been recommended to the Nominating and Corporate Governance Committee by an investor. Messrs. Leonard, O’Brien and Kriegshauser will stand for election by the stockholders for the first time at the Annual Meeting. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders and until his successor has been elected and qualified. In connection with the Company’s previously announced plan for an initial public offering and spin-off of its water products business, it is the current intention of Mr. Gregory E. Hyland to serve in his capacity as Chairman of the Board, President and Chief Executive Officer of the Company until such time as the spin-off of the remaining shares of the water products business, at which time he will lead the water products business as Chairman, President and Chief Executive Officer.

     The names of the nominees and certain information about them are set forth below:

		Served as Director
Name	Age	of the Company From
Howard L. Clark, Jr.	62	1995
Gregory E. Hyland	55	2005
Jerry W. Kolb	70	2003
Patrick A. Kriegshauser	45	N/A
Joseph B. Leonard	62	2005
Mark J. O’Brien	63	2005
Bernard G. Rethore	64	2002
Michael T. Tokarz	56	1987

     HOWARD L. CLARK, JR. has been a director of the Company since March 1995. Mr. Clark has been Vice Chairman of Lehman Brothers Inc., an investment-banking firm, since February 1993; prior thereto Mr. Clark served as Chairman and Chief Executive Officer of Shearson Lehman Brothers Inc. Mr. Clark also is a director of Lehman Brothers Inc., Maytag Corporation, United Rentals, Inc. and White Mountains Insurance Group, Ltd.

     GREGORY E. HYLAND was named Chairman of the Board, President and Chief Executive Officer of the Company on Sept. 16, 2005. Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder Systems, Inc. from June through September 2005. He previously served as Executive Vice President, U.S. Fleet Management Solutions of Ryder since October 2004. He was President of the Industrial Products Segment for Textron, Inc. from February 2002 to August 2003 and remained with Textron, Inc. through November 2003. Mr. Hyland served as Chairman and Chief Executive Officer of Textron Golf, Turf and Specialty Products from January 2001 to January 2002. From September 1997 to December 2000, Mr. Hyland served as President of the Engineered Products Group, Flow Control Division of Tyco International Ltd.

     JERRY W. KOLB has been a director of the Company since June 2003. Mr. Kolb retired as a Vice Chairman of Deloitte & Touche LLP in 1998, a position he held since 1986. He also is a director of The Mid-America Group.

     PATRICK A. KRIEGSHAUSER has been nominated by the Board to stand for election by the shareholders at the Annual Meeting. Mr. Kriegshauser has been Executive Vice President, Chief Financial Officer and a principal owner of Sachs Electric Company since February 2000. From 1985 to 2000, Mr. Kriegshauser served in various executive capacities for Arch Coal Inc., last serving as Senior Vice President and Chief Financial Officer from July 1996 through 2000.

     JOSEPH B. LEONARD was appointed to the Board effective June 23, 2005. Mr. Leonard has been Chairman and Chief Executive Officer of AirTran Holdings, Inc. since January 1999 and served as President of AirTran Holdings, Inc. from January 1999 through January 2001. From 1993 to 1998, Mr. Leonard served in various executive capacities for AlliedSignal, Inc. and its Aerospace division, last serving as the President and Chief Executive Officer of marketing, sales and service of AlliedSignal Aerospace and Senior Vice president of AlliedSignal, Inc. during 1998. From 1991 to 1993, Mr. Leonard served as Executive Vice President of Northwest Airlines, Inc. Prior to that, Mr. Leonard served in various executive positions for Eastern Airlines, Inc. from 1984 to 1990, as Assistant Vice President, aircraft maintenance for American Airlines, Inc. from 1982 to 1984 and in various maintenance and quality control positions for Northwest Airlines, Inc. from 1969 to 1982.

     MARK J. O’BRIEN was appointed to the Board effective June 23, 2005. Mr. O’Brien was named Chairman and Chief Executive Officer of the Company’s Homes Business (consisting of the Homebuilding and Financing segments) on March 2, 2006. Mr. O’Brien has served as President and Chief Executive Officer of Brier Patch Capital and Management, Inc., a real estate investment firm, since September 2004. Mr. O’Brien served in various capacities at Pulte Homes, Inc. for 21 years, culminating in his appointment as President and Chief Executive Officer. He retired from that position in 2003.

     BERNARD G. RETHORE has been a director of the Company since March 2002. He has been Chairman of the Board Emeritus of Flowserve Corporation since April 2000. From January 2000 to April 2000 he served as Flowserve Corporation’s Chairman. He had previously served as Chairman and Chief Executive Officer of Flowserve Corporation from July 1997 to January 2000 and held the additional title of President from October 1998 to July 1999. Mr. Rethore is a director of Maytag Corp., Belden CDT, Inc., and Dover Corp.

     MICHAEL T. TOKARZ has been a director of the Company since September 1987. Since February 1, 2002 he has been a member of the Tokarz Group, LLC. From January 1996 until February 1, 2002, Mr. Tokarz was a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co. L.P. Mr. Tokarz also is a director of IDEX Corporation, Conseco, Inc. and MVC Capital, Inc.

     In order to be elected, a nominee must receive the vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the election of directors. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered “shares present” for voting purposes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the election of the nominees listed above.

The Board recommends a vote FOR the election of the nominees set forth above.

Directors Not Standing For Re-election

			Served as
			Director of the
Name	Age	Business Experience	Company From
Donald N. Boyce	67	Mr. Boyce has been a director of the Company since August 1998. Mr. Boyce was appointed Interim Chairman of the Board, President and Chief Executive Officer of the Company on August 3, 2000 and resigned as President and Chief Executive Officer on November 2, 2000. He resigned from the position of Chairman of the Board as of March 1, 2002. Mr. Boyce was Chairman of the Board of Directors of IDEX Corporation from April 1, 1999 until March 31, 2000 and was Chairman of the Board of Directors, President and Chief Executive Officer of IDEX Corporation from January 1988 until March 31, 1999.	1998

Neil A. Springer	67	Mr. Springer has been a director of the Company since August 2000. Mr. Springer is managing director of Springer & Associates LLC which was established in 1994. Mr. Springer also is a director of IDEX Corporation and CUNA Mutual Insurance Group.	2000

PROPOSAL TWO
     TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING
DECEMBER 31, 2006

     The Audit Committee has appointed PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2006. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. He will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has served as independent certified public accountants for the Company since its formation in 1987.

     The appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2006 will be ratified if approved by the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the appointment of PricewaterhouseCoopers LLP as independent certified public accountants. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered “shares present” for voting purposes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the year ending December 31, 2006.

     The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2006.

PROPOSAL THREE
APPROVAL OF THE WALTER INDUSTRIES, INC. EXECUTIVE INCENTIVE PLAN

     Walter Industries, Inc. stockholders are being asked to approve the Walter Industries, Inc. Executive Incentive Plan (the “Plan”), which was adopted by the Compensation and Human Resources Committee subject to shareholder approval. One of the primary reasons for seeking shareholder approval of the Plan is to qualify for the “performance-based compensation” exception to the tax deduction limit imposed by Section 162(m) of the Internal Revenue Code

(the “Code”). The key features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the Plan, which is attached as Appendix A to this Proxy Statement. Capitalized terms not otherwise defined in this Proxy Statement have the meanings assigned to them in the Plan.

OBJECTIVES OF THE PLAN

     The primary objectives of the Plan are: (i) to attract, motivate, and retain high-caliber individuals by providing competitive annual incentive opportunities; (ii) to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company; and (iii) to satisfy the requirements of Section 162(m)(4)(C) of the Code.

ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Compensation and Human Resources Committee, which shall consist exclusively of two or more nonemployee directors. The Compensation and Human Resources Committee shall have full power in its discretion to, among other things: (i) select key Employees who shall participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards; (iv) construe and interpret the Plan; and (v) amend or terminate the Plan in whole or in part.

PARTICIPATION

     The Compensation and Human Resources Committee may select from all eligible Employees those to whom Awards shall be granted in any given Plan Year and shall determine the nature and amount of each Award. Approximately 9 employees are eligible to participate in the Plan.

LIMITATION ON AWARDS

     The Compensation and Human Resources Committee shall establish an Award Pool equal to three percent (3%) of the Company’s operating income. The Compensation and Human Resources Committee may, in its discretion, decrease the size of the Award Pool or the maximum Award for any Participant. The total amount of all Awards under the Plan for any Plan Year may not exceed one hundred percent (100%) of the amount in the Award Pool for that Plan Year. The maximum Award for any Participant in a given Plan Year may not exceed fifty percent (50%) of the applicable Award Pool.

2006 FISCAL YEAR AWARDS

     For the 2006 fiscal year, the Compensation and Human Resources Committee has made allocations of the Award Pool under the Plan. If the 2006 fiscal year operating income were to be the same as that in the 2005 fiscal year and assuming each named executive officer maintains his current title and position, the maximum amounts of Awards would be the following:

Name and Position	Dollar Value ($)
Gregory E. Hyland, Chairman, Chief Executive Officer and President	2,358,000
Don DeFosset, former Chairman, Chief Executive Officer and President	0
William F. Ohrt, Executive Vice President and Chief Financial Officer	943,200
George R. Richmond, Chief Executive Officer of Jim Walter Resources, Inc.	589,500
Dale B. Smith, Chief Operating Officer of Mueller Water Products, Inc.	4,126,500
Thomas E. Fish, President of Anvil International, Inc.	943,200
Executive Group	11,790,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group	0

PAYMENT OF AWARDS

     Payment of all Awards under the Plan shall be made wholly in cash. The Compensation and Human Resources Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award or may provide that a Participant may receive no Award at all. In exercising its discretion, the Compensation and Human Resources Committee shall consider such factors as it deems appropriate.

AMENDMENT, MODIFICATION, AND TERMINATION

     Unless terminated earlier, the Plan will remain in effect for a period of ten years from the date of shareholder approval. Upon termination of the Plan, the right to grant Awards under the Plan will terminate. Prior to that date, the Compensation and Human Resources Committee may amend, modify, or terminate the Plan, in whole or in part, subject to the terms of the Plan. Any amendment or revision that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if it were not approved by shareholders will not be effective unless the shareholders of the Company approve the amendment or revision.

     Approval of the Executive Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions from voting will have the same effect as a vote against the approval of the Executive Incentive Plan. Broker non-votes will not affect the outcome of this proposal because shares that constitute broker non-votes are not considered “shares present” for voting purposes. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner and instructions are not given. Unless otherwise instructed, the proxy holders will vote proxies held by them FOR the approval of the Walter Industries, Inc. Executive Incentive Plan.

     The Board of Directors recommends a vote FOR the approval of the Walter Industries, Inc. Executive Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information relating to the Company’s equity compensation plans as of December 31, 2005:

	Number of Securities	Weighted Average	Number of
	to be Issued	Exercise Price	Securities
	upon Exercise of	of Outstanding	Remaining
	Outstanding Options,	Options Warrants	Available for
	Warrants and Rights	and Rights	Future Issuance
Equity compensation plans approved by Shareholders:
2002 Long-term Incentive Award Plan	351,886	$ 10.00	2,416,892
1995 Long-term Incentive Stock Plan	772,858	$ 13.43	—
1996 Employee Stock Purchase Plan	—	—	1,623,763

FEES PAID TO INDEPENDENT AUDITOR

     The following table sets forth the approximate aggregate fees billed to the Company for fiscal years ended December 31, 2005 and December 31, 2004 by PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditor, for the audit of the Company’s annual financial statements and services rendered by PWC.

	FISCAL YEARS ENDED
	2005	2004
	($ in thousands)
AUDIT FEES	3,672	3,820
AUDIT RELATED FEES (a)	212	102
TAX FEES (b)	412	173
ALL OTHER FEES (c)	0	87
TOTAL FEES	4,296	4,182

____________________

(a)

Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to audits of the Company’s benefit plans and agreed-upon procedures related to securitizations.

(b)	Tax Fees consist of professional services rendered by PWC for tax compliance, tax advice, and tax planning.

(c)	All Other Fees consist principally of professional services rendered by PWC for advisory and consulting services.

     The Audit Committee has concluded that the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditors’ independence.

     All audit and permitted non-audit services to be performed by PWC require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 2005, there were 19 meetings of the Board and each director attended at least 75% of all meetings of the Board and of the committees of the Board on which he served during 2005. The Company has a long-standing policy of director attendance at the Annual Meeting. Last year, all of the directors standing for election attended the Annual Meeting. The non-management directors, all of whom are also independent directors, meet in executive session on at least a quarterly basis. The Chairman of the Nominating and Corporate Governance Committee, currently Howard L. Clark, Jr., has been appointed to preside at the executive session of the independent directors.

Director Independence

     Upon consideration of the criteria and requirements regarding director independence set forth in the rules adopted by the New York Stock Exchange, the Board has affirmatively determined that each of the directors standing for election, except Mr. Hyland, the Chairman of the Board and Chief Executive Officer, and Mr. O’Brien, the Chairman and CEO of the Company’s Homes Business, has no material relationship with the Company and that all of the directors, except Messrs. Hyland and O’Brien, are independent. In making such determination, the Board considered each relationship between the Company and any director, including: a) Mr. Boyce’s service as Interim Chief Executive Officer of the Company from August 3, 2000 to November 2, 2000; and b) the payment by the Company in 2003 of $319,751 in underwriting fees to Lehman Brothers, Inc., an investment banking firm with 2005 net revenues of $14.6 billion, and the engagement of Lehman as co-manager in the planned initial public offering of the Company’s water products business, with a potential fee of approximately $3.36 million to $3.86 million, the on-going investment banking and business relationship that may occur in the future, and Mr. Clark’s position as Vice Chairman of Lehman. The Board concluded that the foregoing did not constitute a ‘material relationship’ with the Company within the meaning of the director independence standards adopted by the New York Stock Exchange.

     The Board will monitor and review at least once annually commercial, industrial, banking, charitable and other relationships that directors may have with the Company to determine whether the directors are independent in accordance with the rules adopted by the New York Stock Exchange.

Committee Membership and Meetings

     For the fiscal year ended December 31, 2005, there were 14 meetings of the Audit Committee, 6 meetings of the Compensation and Human Resources Committee, and 4 meetings of the Nominating and Corporate Governance Committee. The Board of Directors has affirmatively determined that the Audit Committee, the Compensation and Human Resources Committee and the Nominating and Corporate Governance Committee consist entirely of independent directors under the rules established by the New York Stock Exchange and the Securities and Exchange Commission.

Audit Committee

     The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to the Company’s stockholders relating to the Company’s financial reporting process and systems of internal control. The Audit Committee is also responsible for determining whether the Company’s financial systems and reporting practices are in accordance with applicable requirements. The Audit Committee also approves services and fees of the independent auditors. The Audit Committee charter is posted on the corporate governance page of the Company’s website at www.walterind.com (the “Company’s website”) and is available in print to stockholders who request a copy. The Board of Directors has determined that all Audit Committee members are financially literate under the New York Stock Exchange listing standards. All of the members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted procedures in its charter for pre-approving all audit and non-audit services provided by the independent auditors. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee also considers whether the independent auditors are able to provide the most effective services, for reasons such as their familiarity with the Company’s current and past business, accounting systems and internal operations, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee. The present members of the Audit Committee are Neil A. Springer, Chairman, Jerry W. Kolb, Joseph B. Leonard and Bernard G. Rethore.

Compensation and Human Resources Committee

     The Compensation and Human Resources Committee is responsible for reviewing and approving salaries of senior executives of the Company and the presidents of its significant subsidiaries and for reviewing and recommending for approval by the Board executive and key employee compensation plans, including incentive compensation, stock incentives and other benefits. The Compensation and Human Resources Committee charter is posted on the corporate governance page of the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. The present members of the Compensation and Human Resources Committee are Donald N. Boyce, Chairman, Jerry W. Kolb, Bernard G. Rethore and Neil A. Springer.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee is responsible for establishing the criteria for and the qualifications of persons suitable for nomination as directors and reporting its recommendations to the Board. The Board determines the number of directors that shall constitute the Board of Directors, subject to the requirement set forth in the Company’s by-laws that the number of directors shall be not less than 5 nor more than 13. The Nominating and Corporate Governance Committee will consider candidates for nominees for election as directors of the Company submitted by stockholders. In identifying candidates for membership on the Board of Directors, the Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specializations, relevant technical skills, diversity, and the extent to which a candidate would fill a need on the Board of Directors. The Committee’s policy with regard to director candidates submitted by stockholders is to consider such submissions in accordance with the following procedures: Any stockholder who wishes to have the Nominating and Corporate Governance Committee consider a candidate is required to give written notice of the stockholder’s intention to make such a nomination. Notices of nomination for the 2007 annual meeting must be received by the Company’s Secretary at the address on the first page of this Proxy Statement no earlier than January 6, 2007 and no later than January 26, 2007. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in the Company’s by-laws. A proposed nomination which does not comply with the above requirements will not be considered. The Nominating and Corporate Governance Committee charter is posted on the corporate governance page of the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. In 2005, the Nominating and Corporate Governance Committee paid fees to Heidrick & Struggles, Inc. and SpencerStewart to assist in the identification, evaluation and selection of directors. The present members of the Nominating and Corporate Governance Committee are Howard L. Clark, Jr., Chairman, Donald N. Boyce, Joseph B. Leonard and Michael T. Tokarz.

DIRECTORS’ COMPENSATION

     No directors’ fees are paid to directors who are full-time employees of the Company or any of its subsidiaries. For the fiscal year ended December 31, 2005, non-employee directors of the Company were paid retainer fees of $11,250 per quarter, except for the Chairman of the Audit Committee, who is paid a retainer fee of $13,750 per quarter, and the Chairman of the Compensation and Human Resources Committee, who is paid a retainer fee of $12,500 per quarter. Each non-employee director also received a fee of $1,500 for each Board or committee meeting attended and was reimbursed for travel and lodging expenses.

     The Board has adopted the Walter Industries, Inc. Directors’ Deferred Fee Plan, as amended, under which non-employee directors may elect to defer all or a portion of their director’s fees. The deferred fees, at each electing director’s option, are credited to either an income account or a stock equivalent account or are divided between the two accounts. If a director elects the income account, the director’s fees otherwise payable are credited as a dollar amount to the director’s income account on the date such fees would otherwise have been paid. If a director elects the stock equivalent account, director’s fees otherwise payable during a calendar quarter are converted to stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of the Common Stock on the first business day of the following calendar quarter, or if that date is not a trading date, on the next trading date. The income account is credited quarterly with interest at an annual rate equal to the yield of a 10-year U.S. Treasury Note as of the beginning of such calendar quarter plus 1.00%, and the stock equivalent account is credited with stock equivalent shares equal in number to the maximum number of shares of Common Stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant been the actual owner of the number of shares of Common Stock credited to his account as of the payment date for such dividend. Payments under the Directors’ Deferred Fee Plan are made in January of the year determined by the participant pursuant to an election filed with the Secretary of the Company, which may be any calendar year following the year in which the participant has his 72nd birthday or which may be the year of the participant’s first termination of his services as a director, in cash in one, five, ten or fifteen annual installments as shall be determined by the participating director. Payments from the income account are made in cash and payments from the stock equivalent account are made in cash at the Common Stock’s then current market value. Administration of the Directors’ Deferred Fee Plan will be in compliance with the American Jobs Creation Act of 2004. As of March 17, 2006, only Mr. Tokarz participates in the Directors’ Deferred Fee Plan.

     Under the Walter Industries, Inc. 2002 Long-Term Incentive Award Plan approved by the stockholders on April 25, 2002, each independent director receives an option to purchase 4,000 shares of Common Stock on the date of each annual meeting of the Company’s stockholders at which the independent director is elected to the Board.

CORPORATE GOVERNANCE GUIDELINES

     The Board has adopted Corporate Governance Guidelines which are posted on the corporate governance page of the Company’s website at www.walterind.com and are available in print to stockholders who request a copy. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to director qualification standards, director responsibilities, director compensation, director access to management and, as necessary and appropriate, outside advisors, director orientation and continuing education, management succession and an annual self-evaluation of the Board.

STOCKHOLDER COMMUNICATION WITH THE BOARD

     Communication by stockholders may be made to the Chairman of the Audit Committee or the Chairman of the Nominating and Corporate Governance Committee, in care of the Company’s Secretary at the Company’s headquarters address. Stockholders may also communicate with any of the independent directors, in care of the Company’s Secretary at the Company’s headquarters address. If the correspondence is specifically marked as a communication for the Board of Directors (or a specific member of the Board), the Secretary will not open or read the correspondence, but will forward it to the addressee.

CODE OF CONDUCT POLICY AND COMPLIANCE PROGRAM

     The Board has adopted a Code of Conduct Policy and Compliance Program (“Code of Conduct”) which is applicable to all employees, directors and officers of the Company. The Code of Conduct is posted on the corporate governance page of the Company’s website at www.walterind.com and is available in print to stockholders who request a copy. The Company also has made available an Ethics Hotline, where employees can anonymously report a violation of the Code of Conduct.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid to or accrued by the Company for the account of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company for the fiscal year 2005. The individuals named in the table will be referred to as our named executive officers.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other Annual	Restricted	Securities	Long-Term	All Other
	Fiscal	Salary	Bonus	Compensation	Stock Awards	Underlying	Incentive	Compensation
Name and Principal Position	Year	($)	($)	($)	($)(1)	Options (#)	Payouts ($)	($)(2)
Gregory E. Hyland (3)	2005	211,458	350,000	45,020(6)	1,649,200	35,000	—	563,279 (a)
Chairman, Chief Executive	2004	—	—	—	—	—	—	—
Officer and President	2003	—	—	—	—	—	—	—

Don DeFosset (4)	2005	634,375	1,141,875	61,664(7)	1,200,320	31,000	—	878,268 (b)(c)
Former Chairman, Chief	2004	725,000	1,196,250	82,216(8)	533,250	45,000	—	95,283
Executive Officer and President	2003	725,000	0	*	0	100,000	203,820	96,250

William F. Ohrt	2005	341,058	423,122	*	267,168	6,900	—	36,976 (b)
Executive Vice President	2004	326,312	416,566	10,664(9)	213,300	18,000	—	34,624
and Chief Financial Officer	2003	320,708	0	*	0	40,000	68,693	42,414

George R. Richmond	2005	305,208	367,500	*	410,432	10,600	—	153,125 (d)(e)
Chief Executive Officer of	2004	278,649	360,000	*	191,970	16,200	—	(e)
Jim Walter Resources, Inc.,	2003	269,237	0	*	0	29,900	—	(e)
a subsidiary of the Company

Dale B. Smith (5)	2005	100,000	3,373,920	*	0	0	—	3,514,700 (f)(g)
Chief Operating Officer of	2004	—	—	—	—	—	—	—
Mueller Water Products, Inc.,	2003	—	—	—	—	—	—	—
a subsidiary of the Company

Thomas E. Fish (5)	2005	68,750	874,700	*	0	0	—	1,014,000 (f)(g)
President of Anvil	2004	—	—	—	—	—
International, Inc.,	2003	—	—	—	—	—	—	—
a subsidiary of the Company					—	—	—	—
____________________

*	Does not exceed reporting thresholds for perquisites and other personal benefits.

(1)

This column includes the grant date value of the restricted stock units for the fiscal year in which they were granted. The restricted stock units vest in seven years, subject to accelerated vesting in the event stock appreciation price targets are met. No dividends are paid on the restricted stock units.

On December 31, 2005, the named executive officers held the restricted stock units set forth below. The value of the shares is based on the closing price on the New York Stock Exchange of $49.72 on December 31, 2005.

	Number of	Value in $ on
	Restricted Units	December 31, 2005
Gregory E. Hyland	35,000	1,740,200
Don DeFosset	0	0
William F. Ohrt	20,400	1,014,288
George R. Richmond	22,750	1,131,130
Dale B. Smith	0	0
Thomas E. Fish	0	0

(2)	This column consists of the following:

(a)

Pursuant to the terms of Mr. Hyland’s employment agreement, the Company accrued $42,962 for a contribution to a non-qualified benefit plan in 2006 for Mr. Hyland’s benefit in lieu of any contribution to the Retirement Savings Plan and the Supplemental Retirement Savings Plan in 2005. In addition, pursuant to Mr. Hyland’s employment agreement, the Company made the following payments to Mr. Hyland: (i)a one-time payment of $400,000 in recognition of a foregone bonus opportunity from, and reimbursement of temporary moving expenses to his former employer; (ii) $103,625 for a real estate deposit forfeited in connection with his employment by the Company; and (iii) $16,692 as reimbursement of relocation expenses comprising, moving costs, temporary housing rental and travel (“Relocation Expenses”).

(b)

Company contributions to the Retirement Savings Plan (formerly the Profit Sharing Plan) and the Supplemental Retirement Savings Plan (formerly the Supplemental Profit Sharing Plan) amounts included in this table for the plan year ended December 31, 2005 are: Mr. DeFosset, $8,400 and $17,920, and Mr. Ohrt, $21,666 and $15,310.

(c)

Pursuant to the terms of Mr. DeFosset’s retirement agreement, the Company made the following payments to Mr. DeFosset: (i) $725,000 as additional 12 months bonus, and (ii) for the period November 16 – December 31, 2005, $93,625, comprised of: $3,000 in car allowance and the remainder as base salary continuation. In addition, for the period ending December 31, 2005, the Company paid $33,323 for career transition related expenses for Mr. DeFosset.

(d)

Mr. Richmond was paid a retention bonus of $153,125 on December 31, 2005 pursuant to the terms of the Jim Walter Resources, Inc. Retention Incentive Plan entered into between Mr. Richmond and the Company on September 29, 2000.

(e)

Mr. Richmond participates in the Pension Plan for Salaried Employees of Subsidiaries, Divisions and/ or Affiliates of Walter Industries, Inc. and the Company’s unfunded, non-qualified Supplemental Pension Plan, both of which are defined benefit plans described herein under “Executive Compensation — Annual Benefits Payable Under Pension Plans.”

(f)

Messrs. Smith and Fish participate in the Mueller 401(k) plan, a defined contribution plan of the Mueller Group Retirement Savings Investment Plan I. The Company contributions included in this table for the plan year ended December 31, 2005 are: Mr. Smith, $ 14,700; and Mr. Fish, $14,000.

(g)

In connection with the acquisition of Mueller Water Products, Inc. by the Company, Messrs. Smith and Fish were entitled to receive transaction bonuses upon consummation of the acquisition. The transaction bonuses were approved in August 2005 by the Board of Directors of Mueller Water Products, Inc. and by the disinterested holders of over 75% of the shares of the common stock of Mueller Water Products, Inc. then outstanding. On October 3, 2005, upon consummation of the acquisition by the Company, Messrs Smith and Fish were paid $3,500,000 and $1,000,000, respectively. The after-tax transaction bonus amounts were deducted from the aggregate merger consideration paid by the Company to acquire Mueller Water Products, Inc.

(3)	Mr. Hyland was elected Chairman, Chief Executive Officer and President on September 16, 2005.

(4)	Mr. DeFosset retired as Chairman, Chief Executive Officer and President on September 16, 2005, but remained an employee of the Company until November 15, 2005.

(5)	Messrs. Smith and Fish became executive officers of the Company on October 3, 2005 when the Company acquired Mueller Water Products, Inc. and its subsidiaries.

(6)

Other annual compensation amounts for 2005 are for tax reimbursement payments of $45,020 related to a forfeited real estate deposit and Relocation Expenses. Perquisites and other personal benefits do not exceed reporting thresholds.

(7)	Perquisites and other personal benefits for 2005 include tax planning and preparation services of $25,097 and an auto allowance of $21,000.

(8)

Other annual compensation amounts for 2004 are for tax reimbursement payments of $23,230 related to prior Relocation Expenses; and perquisites and other personal benefits, including an auto allowance of $24,000, and club memberships of $22,652.

(9)

Other annual compensation amounts for 2004 are for tax reimbursement payments of $10,664 related to prior Relocation Expenses. Perquisites and other personal benefits do not exceed reporting thresholds.

     The following table contains information regarding the grant of stock options to the named executive officers during the fiscal year ended December 31, 2005.

Option Grants In Last Fiscal Year

	Individual Grants
		% of Total
		Options
		Granted to			Potential Realizable
	Number of	Employees			Value at Assumed Annual
	Securities	in fiscal	Exercise		Rates of Stock Price
	Underlying	year ended	or Base		Appreciation for Option
	Options	December 31,	Price	Expiration	Term ($)
Name	Granted	2005	($/Sh)	Date(1)	5%(2)	10%(2)
Gregory E. Hyland	35,000	20.7	47.12	9/16/2015	1,037,173	2,628,400
Don DeFosset	31,000	18.4	38.72	11/15/2005	60,016	120,032
William F. Ohrt	6,900	4.1	38.72	2/25/2015	168,021	425,797
George R. Richmond	10,600	6.3	38.72	2/25/2015	258,118	654,123
Dale B. Smith	0	—	—	—	—	—
Thomas E. Fish	0	—	—	—	—	—
____________________

(1)

The right to exercise these options expires no later than the tenth anniversary of the date on which they were granted. Each executive received a grant of non-qualified stock options. All options granted to the named executive officers in 2005 vest at the rate of 33-1/3% per annum, beginning on the first anniversary of the grant.

(2)

The amounts of hypothetical potential appreciation shown in these columns reflect required calculations at annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and, therefore, are not intended to represent either historical appreciation or anticipated future appreciation in the price of Common Stock.

         The following table contains information covering the exercise of options by the named executive officers during the fiscal year ended December 31, 2005 and unexercised options held as of the end of the fiscal year ended December 31, 2005.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 2005
AND FISCAL YEAR-END OPTION VALUES

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options at
	Acquired on	Value	December 31, 2005	December 31, 2005 ($)(1)
Name	Exercise (#)	Realized ($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Gregory E. Hyland	—	—	0/35,000	0/91,000
Don DeFosset	583,666	18,005,209	100,000/0	4,225,125/0
William F. Ohrt	126,592	4,068,785	0/47,234	0/1,685,023
George R. Richmond	182,016	5,363,298	0/31,367	0/922,681
Dale B. Smith	—	—	0/0	0/0
Thomas E. Fish	—	—	0/0	0/0
____________________

(1)	Represents the fair market value as of December 31, 2005 of $49.72 per share, the closing stock price on the New York Stock Exchange on such date, of the option shares less the exercise price of the options.

RETIREMENT SAVINGS PLAN

     Under the Retirement Savings Plan, amounts contributed by the Company for the benefit of the participants, plus earnings, become payable upon termination of employment. In the case of the Supplemental Retirement Savings Plan, accrued amounts are payable, at the discretion of the Company, in either a lump sum or in sixty equal monthly installments. While the Retirement Savings Plan provides retirement benefits for all salaried employees of the Company and certain of its subsidiaries, the Company makes accruals for the Supplemental Retirement Savings Plan only for such employees as to whom the full contribution under the Retirement Savings Plan has been limited by the Internal Revenue Code. Mr. Hyland will first be eligible to receive contributions under the Retirement Savings Plan and the Supplemental Retirement Savings Plan for the plan year ending December 31, 2006. Messrs. DeFosset and Ohrt were first eligible to receive contributions under the Retirement Savings Plan and the Supplemental Retirement Savings Plan for the plan year ended August 31, 2002. Messrs. Smith and Fish do not participate in the Retirement Savings Plan or the Supplemental Retirement Savings Plan.

ANNUAL BENEFITS PAYABLE UNDER PENSION PLANS

     The table below sets forth the aggregate estimated annual retirement benefits payable under the Pension Plan for Salaried Employees of Walter Industries, Inc., its Subsidiaries, Divisions and Affiliates (the “Pension Plan”) and under the Company’s unfunded, non-qualified Supplemental Pension Plan (the “Supplemental Pension Plan” and, together with the Pension Plan, the “Pension Plans”) for employees of the Company and certain subsidiaries of the Company retiring at normal retirement age (65) on January 1, 2006, and is based on social security covered compensation in effect on January 1, 2006:

	Years of Service
Remuneration	15	20	25	30	35
250,000	51,660	68,880	86,100	103,320	120,540
300,000	62,723	83,630	104,538	125,446	146,353
350,000	73,786	98,381	122,976	147,571	172,166
400,000	84,848	113,131	141,414	169,697	197,980
450,000	95,911	127,882	159,852	191,822	223,793
500,000	106,974	142,632	178,290	213,948	249,606
550,000	118,035	157,380	196,725	236,070	275,415
600,000	129,098	172,130	215,163	258,196	301,228
650,000	140,161	186,881	233,601	280,321	327,041

	Years of Service
Remuneration	15	20	25	30	35
700,000	151,223	201,631	252,039	302,447	352,855
750,000	162,286	216,382	270,477	324,572	378,668
800,000	173,349	231,132	288,915	346,698	404,481

     Benefit payments under the Pension Plans are based on final average annual compensation (including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for Federal income tax purposes) for the five consecutive years within the final ten years of employment prior to normal retirement age (65) which produce the highest average. This is generally equivalent to the sum of the amounts included under the Salary and Bonus column headings in the Summary Compensation Table above. Benefit amounts are shown on a straight-line annuity basis, payable annually upon retirement at age 65. No offsets are made for the value of any social security benefits earned. The Company makes accruals for the Supplemental Pension Plan only for such employees as to whom the pension benefits under the Pension Plan have been limited by the Internal Revenue Code. In the case of the Supplemental Pension Plan, the employer may, in its sole discretion, elect to furnish any and all benefits due by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.

     Of the named executive officers, only Mr. Richmond is a participant in the Pension Plans, with 27.3 credited years of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Boyce, a member of the Compensation Committee, served as Interim Chief Executive Officer and President of the Company from August 3, 2000 to November 2, 2000, a period of 92 days.

EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL ARRANGEMENTS

     The Company has employment agreements with Messrs. Hyland, Ohrt, Richmond, Smith and Fish, and a retirement agreement with Mr. DeFosset.

     Gregory E. Hyland. Mr. Hyland’s employment agreement provides for an annual base salary of $725,000, an annual target bonus of 100% of annual base salary and an annual equity opportunity with a target value calculated at $1.6 million, a car allowance of $2,000 per month, four weeks vacation each year, reimbursement of tax planning and club membership expenses, and severance of 24 months salary and 12 months bonus (with pro rata bonus for the year of termination and continuation of fringe benefits during the 24 month severance period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities. The employment agreement provides for a grant of 35,000 stock options and 35,000 restricted units which were made to Mr. Hyland on the first day of his employment. The agreement also provided for (i) a $400,000 payment in compensation for foregone bonus opportunity from, and reimbursement of temporary moving expenses to, his former employer and (ii) reimbursement of an amount up to $105,000, grossed up for taxes, in connection with a real estate deposit forfeited in connection with his employment by the Company.

     Don DeFosset. On March 2, 2005, as modified by agreement dated September 21, 2005, the Company and Mr. DeFosset entered into an agreement setting forth the terms of his retirement from the Company. Under Mr. DeFosset’s agreement, his final date of employment was November 15, 2005, inclusive of all accrued vacation days, whether used or unused. Mr. DeFosset’s agreement also provides (a) continuation of base salary for 24 months, including car allowance, certain club memberships and group life and health benefit programs, (b) pro rata bonus for current year worked and 12 months additional bonus to be paid at the target level of 100% of base pay, (c) up to $253,750 for reasonable career transition services, and (d) 90 days from November 15, 2005 to exercise vested options.

     William F. Ohrt. Mr. Ohrt’s employment agreement provides for an annual base salary of $355,129 and an annual target bonus of 100% of annual base salary, a car allowance of $1,500 per month and four weeks of vacation each year. Mr. Ohrt’s agreement provides that after five years of continuous employment by the Company which has now occurred, he is entitled, upon his retirement or termination of employment, to retiree medical coverage on the same terms and conditions offered to all other eligible retired and terminated employees. Mr. Ohrt’s agreement also provides that in the event of involuntary termination, other than for cause, as defined in the agreement, he is entitled to (a) 18 months of salary continuance, including base salary and target bonus at the applicable rate in effect at the time of termination, and (b) 18 months of continuing benefits.

     George R. Richmond. Mr. Richmond’s employment agreement provides for an annual base salary of $413,437, an annual target bonus of 65% of annual base salary, and a car allowance of $2,000 per month. Mr. Richmond’s agreement provides for a one-time grant of 200,000 non-qualified options which will vest 1/3 per year over a three year period and a 2006 award of 9,500 restricted stock units which will vest on February 28, 2009. Mr. Richmond’s supplemental pension plan will be funded in a rabbi trust. Mr. Richmond’s agreement also provides that in the event of involuntary termination, other than for cause, as defined in the agreement, he is entitled to (a) 18 months of salary continuance, including base salary and 12 months of additional bonus computed at the target level in effect at the time of termination, and (b) 18 months of continuing benefits.

     Dale B. Smith. Mr. Smith’s employment agreement with Mueller Water Products, Inc. (“Mueller Water”) provides that Mr. Smith will serve as Chief Operating Officer of Mueller Water and Chief Executive Officer of Mueller Group, LLC (a subsidiary of Mueller Water). The agreement provides, for the period ending December 31, 2007, an annual base salary of at least $400,000 and an annual incentive bonus opportunity of up to approximately $2,000,000 if operating income, return on net assets and synergies targets are met, and up to approximately $3,000,000 if these targets are exceeded. These targets have been set for fiscal 2006 based on the annual business plan and will be revised in the Board’s discretion for future fiscal periods. From December 31, 2007 to his 65th birthday, Mr. Smith’s annual base salary will be at least $1,500,000 and his participation in a bonus plan shall be at the discretion of, and on terms and conditions to be established by, the Compensation Committee of Mueller Water and he shall not be required to work more than 12 weeks per year. The agreement also provides for other benefits customarily accorded to executives of Mueller Water. If Mr. Smith is terminated without cause or suffers a constructive termination as more specifically set forth in the agreement, then through the date of his 65th birthday, Mr. Smith will be entitled to payment of his base salary, any bonus and any equity interest as may be set forth under any applicable plan or award. Mr. Smith’s agreement provides for equity grants with a value at grant date of $1,000,000 (calculated using a modified Black-Scholes model) on or about January 23, 2006 and December 31, 2006. The grants shall each vest in full on December 31, 2007 and Mr. Smith shall have until December 31, 2010 to exercise any stock options included in the equity grants. The first of such equity grants consisted of 15,750 restricted stock units and 15,750 non-qualified stock options with a strike price equal to the average of the high and low trading prices for Walter Industries’ common stock on the New York Stock Exchange on the grant date. The first equity grant is denominated in the common stock of Walter Industries, and it is anticipated that the second grant will be denominated in the common stock of Mueller Water. The first equity grant will be converted into an equivalent equity grant in Mueller Water common stock no later than 90 days following the distribution of our common stock to the shareholders of Walter Industries. Upon conversion, the grant will preserve the value, terms and conditions of Walter Industries’ equity grant to Mr. Smith.

     Thomas E. Fish Mr. Fish’s employment agreement with Mueller Group, LLC, provides for an annual base salary from January 1, 2005 through February 28, 2005 of $245,000 and from and after March 1, 2005 an annual base salary of $275,000. The employment agreement provides that his base salary shall be reviewed no less frequently than annually by the Compensation Committee of Mueller Water and shall be increased by an amount that is at least equal to the greater of: (i) 4% of the employee’s base salary in effect immediately prior to such adjustment, or (ii) the product of (A) the cost of living increase (as defined in the employment agreement) and (B) the base salary in effect immediately prior to such adjustment. Mr. Fish is entitled under his employment agreement to receive an annual bonus equivalent to not less than 30% of the bonus pool applicable to compensate senior executives of Mueller Group’s Anvil segment, and, for the fiscal year ending September 30, 2005, a discretionary bonus of not less than $200,000. Mr. Fish also is entitled to participate in the benefit programs available to Mueller Group employees generally, and employees in the class of senior executives of Mueller Group. The employment agreement also provides that in the event Mr. Fish is terminated by Mueller Group without cause, other than upon his death or disability, as defined in the employment agreement, or by the employee for good reason, as defined in the employment agreement, Mr. Fish will be entitled to receive payment of a severance benefit in an amount equal to the sum of (A) 18 months’ base salary, plus (B) 150% of the annual bonus paid or payable to the employee for the fiscal year immediately preceding the fiscal year in which termination occurs. These severance rights supersede and replace any rights Mr. Fish may have to severance under any other arrangement or agreement with Mueller Group, including the Mueller Group Key Employee Severance Plan. In the event Mr. Fish’s employment is terminated as a result of his death or disability, he or his heirs or estate, as applicable, will be entitled to receive his base salary through the end of the fiscal year in which the termination occurs, reimbursement of expenses incurred prior to such termination and any bonus payment payable to him for the fiscal year in which the termination occurs, prorated through the date of termination.

     The Company has change of control agreements with Messrs. Hyland, Ohrt, and Richmond. Under individual Executive Change-in-Control Severance Agreements, if their employment is terminated other than for ‘Cause’ (which includes conviction of a felony) within 24 months following a change in control, Messrs. Hyland, Ohrt and Richmond would be entitled to a lump-sum payment equivalent to base salary and annual incentive bonus (generally calculated as the average of their actual annual incentive bonuses over the preceding three years) for, and continuation of certain benefits, such as group life and medical insurance coverage during, a period of 24 months. One-fourth of that amount is in consideration for the executive’s entering into a noncompetition agreement. Mr. Hyland’s agreement also provides for the continuation of reimbursement for club memberships and tax planning during that period. The payments would also be due following a voluntary resignation for ‘Good Reason,’ which includes a material change in the executive’s responsibilities or annual base compensation after a change in control. The severance benefits under the agreements also include the immediate vesting of all unvested stock options, restricted stock and/or restricted stock units. The agreements provide for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by the Company. The agreements provide that no executive is entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered thereunder. Messrs. Smith and Fish do not have change of control agreements with the Company.

CERTAIN RELATIONSHIPS AND CERTAIN RELATED TRANSACTIONS

     Lehman Brothers Inc., along with Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are acting as representatives and joint book-running managers in the planned initial public offering of the Company’s water products business. Lehman Brothers Inc. is expected to receive customary fees and be entitled to reimbursement for all related reasonable disbursements and out-of-pocket expenses, and we expect that any arrangement will include provisions for the indemnification against a variety of liabilities, including liabilities under the federal securities laws. Mr. Clark, a director of the Company since March 1995, is a Vice Chairman of Lehman Brothers Inc.

PERFORMANCE GRAPH

     The following line graph compares the Company’s cumulative stock market performance with the Russell 2000 Stock Index (“Russell 2000”) and the Dow Jones Industrial-Diversified Index (“Dow Jones Industrial-Diversified”).

     Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the Company’s Common Stock, the Russell 2000 and the Dow Jones Industrial-Diversified on January 1, 2000 and (ii) reinvestment of all dividends.

	INDEXED RETURNS
	Years Ending
	Base
	Period
Company/Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
WALTER INDUSTRIES, INC	100	152.71	147.68	183.99	468.89	693.72
RUSSELL 2000	100	102.49	81.49	120.00	142.00	148.46
DOW JONES INDUSTRIAL-DIVERSIFIED	100	89.90	58.38	78.97	94.12	91.66

REPORT OF THE COMPENSATION AND HUMAN RESOURCES
COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Human Resources Committee of the Board (the “Committee”) consists entirely of independent directors and is responsible for reviewing and approving executive compensation philosophy and policies, as well as the application of such policies to the compensation of the Company’s Chief Executive Officer and other executive officers. The Committee is also responsible for the administration of and awards under the 2002 Long-Term Incentive Award Plan (the “2002 Stock Plan”).

GENERAL COMPENSATION POLICY

     The purpose of the Company’s executive compensation program is to (i) attract, motivate and retain qualified key executives who are responsible for the success of the Company as a whole, (ii) provide incentives to management to increase stockholder value, (iii) increase the overall performance of the Company and (iv) increase the performance of individual executives.

PRINCIPAL COMPENSATION ELEMENTS

     The principal elements of the Company’s executive compensation for the year ended December 31, 2005 were base pay, annual cash incentive compensation and stock-based incentives. To determine guidelines for each of these elements of compensation, the Company has, for many years, maintained specific salary grade levels and corresponding pay ranges for every salaried position in the Company. Such salary ranges are periodically benchmarked against external salary survey data, including comparable compensation data for numerous diversified manufacturing and residential construction companies. The Committee believes that such surveys provide a reliable standard for measuring the Company’s compensation practices. As part of this benchmarking process, the Committee reviews and evaluates the Company’s executive pay structure with outside compensation consultants to confirm the validity of the executive salary ranges and to conform such structure with competitive market levels for several key positions, including the Chief Executive Officer. The Committee generally aims to set the midpoint of each element of compensation within a salary grade, as well as overall compensation for each salary grade, at approximately the 50th percentile relative to a group of companies deemed by the Committee to be comparable to the Company. In respect of individual executives within a salary grade, the Committee will vary compensation depending on the factors described below.

BASE SALARY

     The Committee annually reviews and approves the base salary of each executive officer. In determining salary adjustments, the Committee considers the responsibilities associated with the position, individual contribution and performance, position within the salary range, retention, experience, Company performance and applicable external salary survey data.

EXECUTIVE BONUSES

     The Company’s executive officers are eligible for annual cash bonuses under the Company’s Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan utilizes targets based on objective annual financial and individual goals to determine bonus funding pools for key corporate and subsidiary employees. The financial goals account for 80% of an individual’s potential incentive award. Each plan participant also has specific individual goals, which account for 20% of the potential incentive award. Minimum financial thresholds must be achieved for the portion attributable to individual goals to be payable. The maximum any participant can receive under the Incentive Plan is an amount equal to 200% of the participant’s target bonus. These individual and financial goals are established at the beginning of the plan year. Incentive awards paid to employees of the Company’s operating subsidiaries are based on the performance of the respective subsidiaries and the performance of the Company as a whole, and incentive awards paid to corporate employees are based on the performance of the Company as a whole. Financial goals for corporate officers are based on the net income of the Company and its return on net assets (“RONA”). Financial targets for subsidiary presidents are based on operating income and RONA of their respective subsidiaries, as well as the Company’s net income.

     Based on the formula described above for achievement of financial goals and the achievement of individual goals, in February of 2006, the Committee approved aggregate cash bonuses for the 147 eligible executives (other than Mr. Hyland) of $10,116,323.67.

     The incentive programs for Messrs. Dale Smith and Thomas Fish for Mueller’s 2005 fiscal year ending September 30, 2005 were established by the Compensation Committee of Mueller Water Products, Inc. The Company acquired the Mueller business on October 3, 2005. Pursuant to the Mueller incentive programs, Messrs. Smith and Fish were entitled to receive incentive awards in the amounts of $3,373,920 and $674,720, respectively. Mr. Fish also received an incremental $200,000 bonus in consideration of his tenure as interim Chief Financial Officer of Mueller. These amounts were accrued by Mueller over the course of its 2005 fiscal year. Under the Mueller acquisition agreement, the Company agreed to pay those amounts. Messrs. Smith and Fish also received special bonuses in the amounts of $3,500,000 and $1,000,000 related to the sale of the Mueller business. These amounts were paid by Mueller after the acquisition, but under the Mueller acquisition agreement the total purchase price for Mueller was reduced by the amount of these special bonuses. Messrs. Smith and Fish are also entitled to participate in the Mueller Group Retirement Savings Investment Plan I with matching company contributions, on the same basis as other eligible employees.

STOCK-BASED COMPENSATION

     The Committee believes that equity ownership by management is beneficial in aligning the interests of management and the Company’s stockholders for the purpose of enhancing stockholder value. To this end, in April 2002 the Company adopted the 2002 Stock Plan pursuant to which an initial three million shares of Common Stock are subject to future grants.

     One of the purposes of the 2002 Stock Plan is to provide stock based awards as components of executive compensation to assure external competitiveness of total compensation, encourage equity ownership by key executives, motivate executives to improve long-term stock performance, retain executives and align executives’ interests with the enhancement of stockholder value.

     Under the 2002 Stock Plan, grants of awards are made periodically by the Committee based on recommendations of the Chief Executive Officer (with the exception of grants to the Chief Executive Officer) and the advice of the Committee’s outside consultant, taking into consideration the respective responsibilities of each position, external stock-based compensation survey data, and the strategic and operational goals and performance of each participant. Awards to the Chief Executive Officer are determined separately by the Committee and are based upon, among other things, the Committee’s appraisal of the contributions by the Chief Executive Officer to the Company’s long-term performance. The Committee bases the annual equity award on a target projected cash value of the award, using a modified Black-Scholes formula.

     Based on external benchmarking data and consistent with the approach used in 2004, in 2005 the Committee determined to grant a combination of stock options and restricted stock units (RSUs) to the senior executives of the Company. In order to maximize the retention and motivational elements of the RSUs, the Committee provided that they would vest after seven years, subject to accelerated vesting of 25% per year of the RSUs granted in the event that stock price appreciation exceeded 10% compounded annually.

     The exercise prices for all options granted during the year ended December 31, 2005 were at the then market value of the Common Stock based on an average of the high and low prices on the date of the grant. The exercise price of options granted, the life of all equity awards, vesting of awards and other terms and conditions of awards granted under the 2002 Stock Plan are determined by the Committee, in its discretion. Options must expire not more than ten years from their date of grant, subject to certain conditions and restrictions as required by law and/or as set forth in the 2002 Stock Plan.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its Chief Executive Officer and four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined in Section 162(m) of the Code. All of the members of the Committee qualify as “outside directors.” The Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) of the Code so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation. In September 1997, the stockholders approved the Incentive Plan. The Committee has determined to propose to the shareholders a new approach to securing the deductibility of incentive compensation. This approach is described in Proposal 3 in this Proxy Statement.

COMPENSATION OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     The compensation of the Chief Executive Officer of the Company consists of the same key elements of compensation as other senior executives. Mr. Gregory Hyland, Chairman of the Board and Chief Executive Officer, joined the Company in September of 2005. Don DeFosset, our previous Chairman and CEO, retired from those positions in September but remained an employee of the Company until November 15, 2005. In general, annual incentive awards for the Chief Executive Officer are based on achievement of annual financial goals for the Company as a whole as well as achievement of individual performance goals, each as reviewed with the Chief Executive Officer by the Committee and approved in the first quarter of the year. For 2005, the incentive compensation of both Mr. Hyland and Mr. DeFosset was established by contract. Mr. Hyland’s employment agreement provides for a target bonus of 100% of his annual base compensation. Under his employment agreement, for 2005 he was entitled to receive a pro-rata bonus for the portion of the year that he was actually employed by the Company, at the greater of the amount earned under plan terms or the target level. The plan terms resulted in the higher amount, and the Committee therefore approved an incentive award for Mr. Hyland in the amount of $350,000. Mr. DeFosset’s retirement agreement provided for a pro-rata bonus to be paid for 2005 calculated on the basis of (a) year-to-date performance against plan in respect of the financial goals and (b) 100% of target for the personal goals, with performance against plan measured as of the month end nearest to his last day of active service. Mr. DeFosset’s agreement also provided for an additional twelve months’ bonus to be paid calculated at his target level of 100% of base pay. Pursuant to this contract, the Committee approved a final incentive grant to Mr. DeFosset of $1,866,875.

     On the first day of Mr. Hyland’s employment, the Committee awarded Mr. Hyland 35,000 non-qualified stock options and 35,000 RSUs. This award was made pursuant to his employment agreement and based on the responsibilities of his position and external stock-based compensation survey data. In 2005 the Committee granted Mr. DeFosset 31,000 non-qualified stock options and 31,000 RSUs. This award was based on the responsibilities of his position, external stock-based compensation survey data, his strategic and operational goals and performance, and the Committee’s appraisal of his contributions to the Company’s long-term performance. This equity grant was forfeited on Mr. DeFosset’s retirement in November of 2005.

STOCK OWNERSHIP

     The Committee believes that senior executives should have a meaningful equity interest in the Company. Mr. Hyland has agreed to purchase $150,000 worth of shares of Company stock, and Mr. Ohrt’s employment agreement obligated him to purchase $100,000 in Company stock. This obligation has been fulfilled by Mr. Ohrt.

SUMMARY

     The Committee believes that the mix of market-based salaries, significant variable cash incentives for short-term performance and long-term incentives in the form of cash and stock-based awards which provide the potential for equity ownership in the Company represents a balance that will enable the Company to attract and retain key executive talent necessary for long-term growth. The Committee further believes that this program aligns the interests of stockholders and the interests of management, while appropriately meeting the needs of the Company in operating its businesses.

COMPENSATION AND HUMAN RESOURCES
COMMITTEE
DONALD N. BOYCE, Chairman
JERRY W. KOLB
BERNARD G. RETHORE
NEIL A. SPRINGER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

     The Audit Committee reports as follows with respect to the audit of the Company’s audited financial statements for the year ended December 31, 2005:

     The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting, internal controls and audit functions. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent certified public accountants. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

     Management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2006.

     The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their firm’s independence.

     Based on the foregoing discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
NEIL A. SPRINGER, Chairman
JERRY W. KOLB
JOSEPH B. LEONARD
BERNARD G. RETHORE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors, and persons who beneficially own more than 10% of the Company’s Common Stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to the Reporting Persons were complied with during the fiscal year ended December 31, 2005, except that an amended Form 4 was filed on March 13, 2006 on behalf of Mr. Miles Dearden to report one transaction and correct his beneficial share holdings previously reported on his timely Form 4 filed on May 3, 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following tables furnish information, as of March 17, 2006, as to: (i) shares of Common Stock beneficially owned by each current director, each nominee for director and each named executive officer of the Company; (ii) shares of Common Stock beneficially owned by all current directors and named executive officers of the Company as a group; and (iii) the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock. Except as indicated below, to the knowledge of the Company, each person indicated in the following tables has sole voting and investment power as to the shares shown.

Ownership of Directors and Executive Officers

	Number of Shares
	of Common Stock	Percent of Common
Name of Beneficial Owner	Beneficially Owned	Stock Outstanding
Donald N. Boyce	6,000(1)	*
Director
Howard L. Clark, Jr.	12,001(2)	*
Director
Gregory E. Hyland	58,090	*
Chairman of the Board, President and Chief Executive Officer
Jerry W. Kolb	6,335(3)	*
Director
Patrick A. Kriegshauser	0	*
Director Nominee
Joseph B. Leonard	0	*
Director
Mark J. O’Brien	0	*
Director
Bernard G. Rethore	6,000(4)	*
Director
Neil A. Springer	8,500(5)	*
Director
Michael T. Tokarz	12,001(6)	*
Director

	Number of Shares
	of Common Stock	Percent of Common
Name of Beneficial Owner	Beneficially Owned	Stock Outstanding
Don DeFosset	169,316	*
Former Chairman of the Board, President and Chief Executive
Officer
William F. Ohrt	80,412(7)	*
Executive Vice President and Chief Financial Officer
George R. Richmond	72,460(8)	*
Chief Executive Officer of Jim Walter Resources, Inc., a subsidiary of the Company
Dale B. Smith	15,750	*
Chief Operating Officer of Mueller Water Products, Inc., a subsidiary of the Company
Thomas E. Fish	0	*
President of Anvil International, Inc., a subsidiary of the Company
All current directors and executive officers as a group	691,687(9)	1.58%
(22 individuals)
____________________

*	Less than 1% of outstanding Common Stock
(1)	Includes options to purchase 4,000 shares exercisable currently or within 60 days of March 17, 2006.
(2)	Includes options to purchase 12,001 shares exercisable currently or within 60 days of March 17, 2006.
(3)	Includes options to purchase 5,335 shares exercisable currently or within 60 days of March 17, 2006.
(4)	Includes options to purchase 4,000 shares exercisable currently or within 60 days of March 17, 2006.
(5)	Includes options to purchase 8,000 shares exercisable currently or within 60 days of March 17, 2006.
(6)	Includes options to purchase 12,001 shares exercisable currently or within 60 days of March 17, 2006.
(7)	Includes options to purchase 33,260 shares exercisable currently or within 60 days of March 17, 2006.
(8)	Includes options to purchase 18,901 shares exercisable currently or within 60 days of March 17, 2006.
(9)	Includes 154,139 shares purchasable by all current directors and executive officers under stock options exercisable currently or within 60 days of March 17, 2006.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 17, 2006 (except where otherwise indicated), information as to those holders (other than officers and directors of the Company) known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company’s Common Stock. Except as indicated below, to the knowledge of the Company, each stockholder indicated in the following table has sole voting and investment power as to the shares shown.

	Number of Shares of	Percent of
	Common Stock Beneficially	Common Stock
Name and Mailing Address	Owned	Outstanding
Pirate Capital LLC	3,642,755	8.34%
Thomas R. Hudson (1)
200 Connecticut Avenue, 4th Floor
Norwalk, Connecticut 06854

CNH Partners, LLC	3,627,190	8.30%
CNH CA Master Account, L.P. (2)
Two Greenwich Plaza, 3rd Floor
Greenwich, Connecticut 06830
____________________

(1)

According to the Schedule 13D/A filed by Pirate Capital LLC (“Pirate Capital”) and Thomas R. Hudson Jr., on January 4, 2006, Thomas R. Hudson is the sole owner and Managing Member of Pirate Capital. Both Thomas R. Hudson and Pirate Capital are deemed to be the beneficial owner of an aggregate of 3,642,755 shares (the “Shares”), which Shares are owned of record in part, by each of Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, Mint Master Fund Ltd. and Jolly Roger Activist Portfolio Company LTD. By virtue of its position as general partner of Jolly Roger Fund LP and various agreements between it and the sole owner of Mint Master Fund Ltd., and each of Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition of, all the Shares owned by the Jolly Roger Fund LP, Mint Master Fund Ltd., Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD. As sole Managing Member of Jolly Roger Offshore Fund LTD, Jolly Roger Activist Portfolio Company LTD and Pirate Capital, Thomas R. Hudson has sole voting power with respect to the Shares owned by Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, and shared voting power and shared dispositive power with respect to Pirate Capital. Pirate Capital has shared voting power with respect to 653,800 of the Shares and shared dispositive power with respect to 3,642,755 of the Shares; Thomas R. Hudson has sole voting power with respect to 2,988,955 of the Shares and shared voting power with respect to 653,800 of the Shares and shared dispositive power with respect to 3,642,755 of the Shares.

(2)

According to the Schedule 13G/A filed by CNH Partners, LLC and CNH CA Master Account, L.P. (collectively “CNH”) on January 31, 2006, CNH beneficially owns 3.75% Convertible Senior Subordinated Notes of the Company which are convertible into 3,627,190 shares. CNH is deemed to have shared voting power and shared dispositive power over the shares.

OTHER BUSINESS

     The Board and management do not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor do they know of any business which other persons intend to present at the Annual Meeting. Should any other matter or business requiring a vote of stockholders arise, the persons named in the enclosed proxy intend to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with their best judgment in the interest of the Company.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

     Stockholder proposals must conform to the Company’s by-laws and the requirements of the Securities and Exchange Commission.

     If a stockholder intends to present a proposal at the 2007 Annual Meeting for inclusion in the Company’s proxy materials, Securities and Exchange Commission rules require that the Company receive the proposal by December 1, 2006, for possible inclusion in the Proxy Statement. If the date of the 2007 Annual Meeting changes by more than 30 days from April 26, 2007, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials for the 2007 Annual Meeting. The Company will determine whether to include a proposal in the Proxy Statement in accordance with Securities and Exchange Commission rules governing the solicitation of proxies.

     If a stockholder intends to nominate a candidate for director or submit a proposal, the Company’s by-laws require that the Company receive timely notice. A nomination or proposal for the 2007 Annual Meeting will be considered timely if it is received no earlier than January 6, 2007 and no later than January 26, 2007. If the date of the 2007 Annual Meeting is advanced by more than 20 days or is delayed by more than 90 days from April 26, 2007, then to be timely the nomination or proposal must be received by the Company no earlier than the 110th day prior to the 2007 Annual Meeting and no later than the close of business on the later of the 90th day prior to the meeting and the 10th day following the day on which public announcement of the date of the 2007 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company’s by-laws, including the name and address of the stockholder making the nomination or proposal and the number of shares held by such stockholder.

     Each notice must be given to the Secretary of the Company, whose address is 4211 W. Boy Scout Blvd., Tampa, Florida 33607. The mailing address of the Company is P.O. Box 31601, Tampa, Florida 33631.

By Order of the Board

VICTOR P. PATRICK
Secretary
Walter Industries, Inc.

Tampa, Florida
March 31, 2006

Appendix A

Executive Incentive Plan

Walter Industries, Inc.

Walter Industries, Inc.
Executive Incentive Plan

Article 1. Establishment, Objectives, and Duration

1.1

Establishment of the Plan. Walter Industries, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Walter Industries, Inc. Executive Incentive Plan” (the “Plan”), as set forth herein and as it may be amended from time to time.

Subject to approval by the Company’s shareholders, the Plan shall become effective as of the date the shareholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2

Objectives of the Plan. The primary objectives of the Plan are: (a) to attract, motivate, and retain high- caliber individuals by providing competitive annual incentive opportunities, (b) to provide an incentive to key employees of the Company who have significant responsibility for the success and growth of the Company, and (c) to satisfy the requirements of Section 162(m) of the Code.

1.3

Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 9 hereof, for a period of ten (10) years, at which time the right to grant Awards under the Plan shall terminate.

Article 2. Definitions

     Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

(a)	“Award” means an award described in Article 5 hereof.

(b)	“Award Pool” means, with respect to a Plan Year, three percent (3%) of the Company’s operating income for the Plan Year.

(c)

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)	“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

(g)	“Company” means Walter Industries, Inc., a Delaware corporation, and any successor thereto as provided in Article 11 hereof.

(h)	“Director” means any individual who is a member of the Board.

(i)	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

(j)	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(l)	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

(m)	“Participant” means a key Employee who has been selected to receive an Award or who holds an outstanding Award.

(n)	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m) (4) (C).

(o)	“Plan” means the Walter Industries, Inc. Executive Incentive Plan, as set forth herein and as it may be amended from time to time.

(p)	“Plan Year” means the Company’s fiscal year.

(q)

“Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company has an ownership or other proprietary interest of more than fifty percent (50%); however, the term Subsidiary shall not include any entity that is part of the Water Group.

(r)	“Water Group” means the group of companies within Walter Industries, Inc. that includes Mueller Water Products, Inc., Anvil, and U.S. Pipe.

Article 3. Administration

3.1

General. Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee Directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to: (a) nonministerial actions with respect to Insiders; (b) nonministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2

Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select key Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3

Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4

Performance-Based Awards. For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

Article 4. Eligibility and Participation

4.1	Eligibility. All key Employees are eligible to participate in the Plan.

4.2

Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Awards

5.1

Grant of Awards. All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year.

5.2	Award Pool Limitation. The sum of the Awards for a single Plan Year shall not exceed one hundred percent (100%) of the amount in the Award Pool for that Plan Year.

5.3	Individual Maximum Awards. For any given Plan Year, no one Participant shall receive an Award in excess of fifty percent (50%) of the Award Pool.

5.4	Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:

	(a)	The maximum Award for any Participant; and

	(b)	The size of the Award Pool.

5.5	Payment. Payment of Awards shall be subject to the following:

(a)

Unless otherwise determined by the Committee, in its sole discretion, a Participant shall have no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b)

The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award and may provide that a Participant shall not receive any payment with respect to an Award. In exercising its discretion, the Committee shall consider such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.

(c)

In no event may the portion of the Award Pool allocated to a Participant for a given Plan Year be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

	(d)	Payments of Awards shall be wholly in cash.

	(e)	Each Award shall be paid on a date prescribed by the Committee, but in no event later than two and one- half (2½) months following the end of the Plan Year.

Article 6. Beneficiary Designation

     Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate.

Article 7. Deferrals

     The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral election is required or permitted, the Committee shall, in its discretion, establish rules and procedures for such payment deferrals that meet the requirements of Section 409A of the Code.

Article 8. No Right to Employment or Participation

8.1

Employment. The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

8.2	Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 9. Amendment, Modification, and Termination

9.1

Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

9.2

Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance-Based Exception.

9.3

Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 1.1 hereof), no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.

Article 10. Withholding

     The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

Article 11. Successors

     All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 12. Legal Construction

12.1

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein also shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

12.2

Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3	Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required.

12.4

Governing Law. The Plan and all Awards shall be construed in accordance with and governed by the laws of the state of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

12.5

Section 409A. To the extent an Award would be subject to the requirements of Code Section 409A and the regulations thereunder, the Plan shall be construed and administered so that the Award complies with Code Section 409A.

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Walter Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Walter Industries, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WLTER1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WALTER INDUSTRIES, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 and 3.
Vote On Directors					For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	To elect as Directors of Walter Industries, Inc. the nominees listed below.
	01) 02) 03) 04)	Howard L. Clark, Jr. Gregory E. Hyland Jerry W. Kolb Patrick A. Kriegshauser	05) 06) 07) 08)	Joseph B. Leonard Mark J. O'Brien Bernard G. Rethore Michael T. Tokarz

Vote On Proposal								For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants for the Company for the year ending December 31, 2006.							☐	☐	☐

3.	Proposal to approve the Walter Industries, Inc. Executive Incentive Plan.							☐	☐	☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WALTER INDUSTRIES, INC.

Annual Meeting of Stockholders — April 26, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of Walter Industries, Inc., a Delaware corporation, hereby appoint(s) Michael T. Tokarz and Gregory E. Hyland, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Walter Industries, Inc., to be held April 26, 2006 at 10:00 a.m., at the Hyatt Regency Tampa, 211 N. Tampa Street, Tampa, FL 33602, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

     PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)